     Exhibit 10.2
     EXECUTION COPY
FIRST AMENDED AND RESTATED
SYSCO CORPORATION 2005
BOARD OF DIRECTORS DEFERRED COMPENSATION PLAN

Approved November 2007 Effective January 1, 2005

FIRST AMENDED AND RESTATED
SYSCO CORPORATION 2005
BOARD OF DIRECTORS DEFERRED COMPENSATION PLAN

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TABLE OF CONTENTS
(continued)

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FIRST AMENDED AND RESTATED
SYSCO CORPORATION 2005
BOARD OF DIRECTORS DEFERRED COMPENSATION PLAN
     WHEREAS, the American Jobs Creation Act of 2004 added Section 409A to the Internal Revenue Code of 1986, as amended (the “Code”), and Section 409A of the Code imposes certain restrictions on compensation deferred on and after January 1, 2005;
     WHEREAS, SYSCO Corporation sponsors and maintains the SYSCO Corporation 2005 Board of Directors Deferred Compensation Plan effective as of January 1, 2005, which is intended to comply with Section 409A of the Code (the “Current Plan”);
     WHEREAS, on April 17, 2007, the U.S. Department of Treasury promulgated final regulations under Section 409A of the Code; and on October 22, 2007, the Internal Revenue Service (the “IRS”) issued Notice 2007-86, extending the transition relief under the final 409A regulations by allowing Participants until December 31, 2008 (previously December 31, 2007) to change certain previous distribution elections;
     WHEREAS, Section 8.1 of the Current Plan authorizes the employee members of the Board of Directors of SYSCO Corporation to amend the Current Plan; and
     WHEREAS, the sole employee member of the Board of Directors of SYSCO Corporation, acting upon the recommendation of the Corporate Governance and Nominating Committee of the Board, has determined that it is in the best interests of SYSCO Corporation and its non-employee directors to amend and restate the Current Plan to: (i) take advantage of extended transitional relief provided under the final 409A regulations as supplemented by IRS Notice 2007-86, by allowing Participants until December 31, 2008, to change certain previous distribution elections; (ii) clarify, pursuant to the final 409A regulations, the circumstances that constitute an “Unforeseeable Emergency” for purposes of hardship distributions; (iii) provide that on a going forward basis, the Board shall administer the Current Plan; (iv) provide that the Board of Directors (as opposed to only employee directors) has the authority to amend and terminate the Current Plan; and (v) make other various changes to comply with the final 409A regulations.
     NOW, THEREFORE, SYSCO Corporation hereby adopts the First Amended and Restated SYSCO Corporation 2005 Board of Directors Deferred Compensation Plan, effective January 1, 2005 (the “Plan”), as follows:

ARTICLE I
DEFINITIONS
     Account. “Account” means a Participant’s Account in the Deferred Compensation Ledger maintained by SYSCO which reflects the entire interest of the Participant in the Plan. Each Account shall reflect the Participant’s compensation deferred under this Plan, as adjusted herein for deemed Investment earnings and losses and credited interest.
     Beneficiary. “Beneficiary” means a person or entity designated by the Participant under the terms of this Plan to receive any amounts distributed under the Plan upon the death of the Participant.
     Board of Directors. “Board of Directors” or “Board” means the Board of Directors of SYSCO.
     Business Day. “Business Day” means any day on which the New York Stock Exchange is open for trading.
     Change of Control. “Change of Control” means the occurrence of one or more of the following events:
          (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Act (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Act) of 20% or more of either (i) the then-outstanding shares of SYSCO common stock (the “Outstanding SYSCO Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of SYSCO entitled to vote generally in the election of directors (the “Outstanding SYSCO Voting Securities”); provided, however, that, for purposes of this definition, the following acquisitions shall not constitute a Change of Control: (1) any acquisition directly from SYSCO, (2) any acquisition by SYSCO, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by SYSCO or any Affiliate, or (4) any acquisition by any corporation; pursuant to a transaction that complies with subparagraphs (c)(i), (c)(ii) and (c)(iii) of this definition;
          (b) Individuals who, as of November 10, 2005, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to November 10, 2005, whose election, or nomination for election by SYSCO’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors;
          (c) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving SYSCO or any of its Affiliates, a sale or other disposition of all or substantially all of the assets of SYSCO, or the acquisition of assets or stock of another entity by SYSCO or any of its Affiliates (each, a “Business Combination”), in each case unless, following such Business Combination, (i) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding SYSCO Common Stock and the Outstanding SYSCO Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns SYSCO or all or substantially all of SYSCO’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding SYSCO Common Stock and the Outstanding SYSCO Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of SYSCO or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board of Directors providing for such Business Combination; or
          (d) Approval by the stockholders of SYSCO of a complete liquidation or dissolution of SYSCO.
     Code. “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     Default Distribution Option. “Default Distribution Option” shall have the meaning set forth in Section 6.1(c).
     Default Investment. “Default Investment” shall mean a hypothetical investment with an investment return equal to the monthly average of the Moody’s Average Corporate Bond Yield for the calendar year ending prior to the beginning of the Plan Year for which such rate shall be effective, plus one (1) percent; provided, however, for calendar years commencing on or after January 1, 2006, “Default Investment” shall mean a hypothetical investment with a per annum investment return equal to the sum of (x) the monthly average of the Moody’s Average Corporate Bond Yield (determined by dividing the sum of the Corporate Bond Yield Averages for each month, as published in Moody’s Bond Survey, by the number of months in the applicable calculation period) for the period described in (i) or (ii) that produces the higher rate: (i) the six-month period ending on October 31st of the calendar year prior to the calendar year for which such rate shall be effective, or (ii) the twelve-month period ending on October 31st of the calendar year prior to the calendar year for which such rate shall be effective, plus (y) 1%, or such other Investment designated by the Board as the “Default Investment” on Exhibit “A” attached hereto. The investment return of the Default Investment shall be re-determined annually as of November 1st of the calendar year prior to the calendar year for which such rate shall be effective. The investment return, once established, shall be effective as of January

1st of the calendar year following the calendar year in which such investment return is calculated and shall remain in effect for the entire calendar year.
     Deferred Compensation Ledger. “Deferred Compensation Ledger” means the ledger maintained by SYSCO for each Participant which reflects the amount of the Participant’s compensation deferred under this Plan, the credits and debits for deemed Investment earnings and losses pursuant to Section 4.3, interest credited pursuant to Section 4.4, and cash distributed to the Participant or the Participant’s Beneficiaries pursuant to Article VI.
     Eligibility Date. “Eligibility Date” means the date as of which a member of the Board of Directors is first eligible to participate in the Plan. A member of the Board of Directors shall be notified of his Eligibility Date by the Board or its designee.
     Fair Market Value. “Fair Market Value” means, with respect to any Investment, the closing price on the date of reference, or if there were no sales on such date, then the closing price on the nearest preceding day on which there were such sales, and in the case of an unlisted security, the mean between the bid and asked prices on the date of reference, or if no such prices are available for such date, then the mean between the bid and asked prices on the nearest preceding day for which such prices are available. With respect to any Investment which reports “net asset values” or similar measures of the value of an ownership interest in the Investment, Fair Market Value shall mean such closing net asset value on the date of reference, or if no net asset value was reported on such date, then the net asset value on the nearest preceding day on which such net asset value was reported. For any Investment not described in the preceding sentences, Fair Market Value shall mean the value of the Investment as determined by the Board in its reasonable judgment on a consistent basis, based upon such available and relevant information as the Board determines to be appropriate.
     Fixed Interest Option. “Fixed Interest Option” shall have the meaning set forth in Section 4.3(d).
     Installment Distribution Option. “Installment Distribution Option” shall have the meaning set forth in Section 6.1(b)(ii).
     Investment. “Investment” means the options set forth in Exhibit “A” attached hereto, as the same may be amended from time to time by the Board in its sole and absolute discretion.
     Lump Sum Distribution Option. “Lump Sum Distribution Option” shall have the meaning set forth in Section 6.1(b)(i).
     Participant. “Participant” means a member of the Board of Directors of SYSCO who is not otherwise employed by SYSCO or a Subsidiary, and any former member the Board of Directors of SYSCO who is eligible to participate in the Plan or who has an Account in the Deferred Compensation Ledger.

     Plan. “Plan” means this First Amended and Restated SYSCO Corporation 2005 Board of Directors Deferred Compensation Plan, as set forth in this document and amended from time to time.
     Plan Year. “Plan Year” means the calendar year. The Plan’s first Plan Year shall be the 2005 calendar year.
     Section 409A. “Section 409A” means Section 409A of the Code. References herein to “Section 409A” shall also include any regulatory and other interpretive guidance promulgated under Section 409A of the Code.
     Securities Act. “Securities Act” means the Securities Exchange Act of 1934, as amended from time to time.
     Subsequent Elections. “Subsequent Elections” shall have the meaning set forth in Section 6.1(a).
     Subsidiary. “Subsidiary” means (a) any corporation which is a member of a “controlled group of corporations” which includes SYSCO, as defined in Code Section 414(b), (b) any trade or business under “common control” with SYSCO, as defined in Code Section 414(c), (c) any organization which is a member of an “affiliated service group” which includes SYSCO, as defined in Code Section 414(m), (d) any other entity required to be aggregated with SYSCO pursuant to Code Section 414(o), and (e) any other organization or employment location designated as a “Subsidiary” by resolution of the Board of Directors.
     SYSCO. “SYSCO” means SYSCO Corporation.
     Termination. “Termination” means a Participant’s retirement, resignation, or removal from the Board of Directors for any reason.
     Termination Investment Election. “Termination Investment Election” shall have the meaning set forth in Section 4.3(d).
     Treasury Regulations. “Treasury Regulations” means the Federal Income Tax Regulations, and, to the extent applicable, any Temporary or Proposed Regulations promulgated under the Code, as such regulations may be amended from time to time (including the corresponding provisions of succeeding regulations).
     Trust. “Trust” means any trust created by separate agreement as permitted by Section 9.2 of this Plan.
     Unforeseeable Emergency. “Unforeseeable Emergency” shall have the meaning set forth in Section 6.4.
     Variable Investment Option. “Variable Investment Option” shall have the meaning set forth in Section 4.3(d).

ARTICLE II
ELIGIBILITY
     All members of the Board of Directors who are not otherwise employed by SYSCO or a Subsidiary shall be eligible to participate in this Plan.

ARTICLE III
DEFERRAL
     3.1 Election to Defer. Each Participant may elect to defer under this Plan a percentage of his Director’s fees in any 10% increment which is not less than 20% nor more than 100% of his Director’s fees. Generally, the election to defer is effective only if received by SYSCO in proper form prior to the beginning of the Plan Year or Years for which it is to be applicable; once a Plan Year has commenced, the election to defer shall be irrevocable for that Plan Year. Notwithstanding the foregoing provisions of this Section 3.1 to the contrary, with respect to the first Plan Year during which a Participant becomes eligible to participate in the Plan, the Participant’s election to defer may be made, with respect to Director’s fees for services to be performed subsequent to the election, within 30 days after the Participant’s Eligibility Date.
     3.2 Failure to Elect. If the Participant fails to provide his election to SYSCO in proper form prior to (i) with respect to the initial Plan Year of a Participant’s Plan eligibility, the 31st day following the Participant’s Eligibility Date, and (ii) with respect to Plan Years after a Participant’s initial year of Plan eligibility, the beginning of a Plan Year for which no prior election is effective, the Participant shall be deemed to have elected not to defer any portion of his Director’s fees for that Plan Year.
     3.3 Revocation or Change of Election. Each Participant shall have the right to revoke or change any prior continuing election to defer a portion or all of his Director’s fees; provided, however, that any such revocation or change of election shall be effective only on a prospective basis beginning with Director’s fees earned during the Plan Year next following the Plan Year during which SYSCO receives the revocation or change in proper form. Notwithstanding anything to the contrary contained herein, if a Participant receives a hardship withdrawal pursuant to Section 6.4, the Participant may elect to cancel his deferral election in effect for such calendar year. Such cancellation election shall be made in writing by the Participant in such form as the Board determines from time to time, and any subsequent deferral elections shall be subject to the requirements of the first sentence of Section 3.1.
     3.4 Timing and Form of Election. The Board shall have the right to make such rules and regulations regarding the election, revocation, or change of election to defer as are not inconsistent with the requirements of Sections 3.1, 3.2, and 3.3 or Section 409A, including establishing election periods, forms for elections, and all other pertinent matters.

ARTICLE IV
ACCOUNT
     4.1 Establishing a Participant’s Account. SYSCO shall establish an Account for each Participant in a special Deferred Compensation Ledger which shall be maintained by SYSCO. Each Account shall reflect the entire interest of the Participant in the Plan.
     4.2 Credit of the Participant’s Deferral. SYSCO shall credit the amount of a Participant’s deferral to the Participant’s Account in the Deferred Compensation Ledger on the same day that such amount would have been paid to the Participant but for the deferral which was elected.
     4.3 Deemed Investments. The credit balance of the Participant’s Account in the Deferred Compensation Ledger shall be deemed invested and reinvested from time to time in such Investments as shall be designated by the Participant in accordance with the following:
     (a) Upon commencement of participation in the Plan, each Participant shall make a designation of the Investments in which his Account will be deemed invested. The Investments designated by a Participant shall be deemed to have been purchased on the date on which the Participant’s deferrals are credited to the Participant’s Account, or if such date is not a Business Day, on the first Business Day following such date. If a Participant has not made a designation of Investments in which his Account will be deemed invested, the credit balance of the Participant’s Account shall be deemed to be invested in the Default Investment.
     (b) At such times and under such procedures as the Board shall designate, each Participant shall have the right to change (i) the existing Investments in which the Participant’s Account is deemed invested by treating a portion of the existing Investments in the Participant’s Account as having been sold and the new Investments purchased; and (ii) the Investments which are deemed to be purchased with future credits to the Participant’s Account.
     (c) In the case of any deemed purchase of an Investment, the Participant’s Account shall be decreased by a dollar amount equal to the number of units of such Investment treated as purchased multiplied by the per unit net asset value of such Investment as of such date or, if such date is not a Business Day, on the first Business Day following such date, and shall be increased by the number of units of such Investment treated as purchased. In the case of any deemed sale of an Investment, the Participant’s Account shall be decreased by the number of units of Investment treated as sold, and shall be increased by a dollar amount equal to the number of units of such Investment treated as sold multiplied by the per unit net asset value of such Investment as of such date or, if such date is not a Business Day, on the first Business Day following such date.

     (d) If a Participant’s Termination occurs on or after January 1, 2006 and the Participant has elected to receive any portion of the Participant’s distribution under Section 6.3 (upon Termination) pursuant to the Installment Distribution Option, with respect such portion, the Participant may elect (the “Termination Investment Election”) either (i) to have interest credited to the declining balance of such portion of the Participant’s Account at a fixed rate determined pursuant to Section 4.4(b)(ii) (the “Fixed Interest Option), or (ii) to have the Participant’s designation of deemed Investments (which deemed Investments may continue to be changed pursuant to Section 4.3(b)) remain in effect throughout the period of distribution (the “Variable Investment Option”); provided, however, that if the Participant dies during the period of distribution, such Participant’s designation of deemed Investments shall be terminated and such Participant’s Account shall be deemed invested in the Default Investment. A Participant shall make his or her Retirement Investment Election at such time and in such form as determined by the Board. If SYSCO does not receive a Participant’s Retirement Investment Election in the period prescribed by the Board, the Participant shall be deemed to have elected the Fixed Interest Option. Once a Participant has made a Retirement Investment Election (or is deemed to have made a Retirement Investment Election) such election is irrevocable. Following the Participant’s Termination, interest or deemed Investment earnings or losses, as the case may be, shall be credited or debited to the Participant’s Account in accordance with Section 4.4.
     (e) In no event shall SYSCO be under any obligation, as a result of any designation of Investments made by Participants, to acquire any Investment assets, it being intended that the designation of any Investment shall only affect the determination of amounts ultimately paid to a Participant.
     (f) In determining the amounts of all debits and credits to the Participant’s Account, the Board shall exercise its reasonable best judgment, and all such determinations (in the absence of bad faith) shall be binding upon all Participants and their Beneficiaries. If an error is discovered in the Participant’s Account, the Board, in its sole and absolute discretion, shall cause appropriate, equitable adjustments to be made as soon as administratively practicable following the discovery of such error or omission.
     4.4 Procedure to Credit/Debit Interest, Earnings, or Losses Upon an Event of Distribution.
     (a) Distributions Upon Termination under the Variable Investment Option. If a Participant is entitled to receive a distribution pursuant to Section 6.3 (upon Termination) and elects the Variable Investment Option under Section 4.3(d)(ii), the declining balance of the portion of the Participant’s Account to which this Section 4.4(a) applies shall continue to be credited or debited with Investment earnings or losses (including interest credited at the investment return of the Default Investment, if that Investment option is selected) for the period beginning on the day following the day on which the event giving rise to the distribution occurs and continuing until the final installment distribution is paid. The amount of deemed Investment earnings or losses credited or debited to the Participant’s Account shall be determined by the Board in accordance with Section 4.3(f)
     (b) Distributions Upon Death, or Termination. If a Participant or a Participant’s Beneficiaries are entitled to receive a distribution pursuant to Section 6.2 (upon death), or Section 6.3 (upon Termination) unless the Participant elected the Variable Investment Option under Section 4.3(d)(ii), interest or deemed Investment earnings or losses shall be credited or debited to the portion of the Participant’s Account subject to this Section 4.4(b) in accordance with this Section 4.4(b).
               (i) Crediting/Debiting of Interest or Deemed Investment Earnings or Losses Prior to Commencement of Distributions. The Participant’s Account shall continue to be credited or debited with Investment earnings or losses until, (A) for events giving rise to a distribution that occur before January 1, 2006, the date of the event giving rise to the distribution, or (B) for events giving rise to a distribution that occur on or after January 1, 2006, the later to occur of (x) the date of the event giving rise to the distribution; or (y) the last day of the month preceding the month in which distributions will commence (the “Conversion Date”) at which time the deemed Investments in the Participant’s Account shall be treated as sold and credited with a dollar value in accordance with Section 4.3(c). After such date, there shall be no additional credits or debits to the Participant’s Account under this Plan for deemed Investment earnings or losses. Notwithstanding the foregoing, the Participant’s Account shall be credited with interest, at the rate of the Default Investment, for the period beginning on the Conversion Date and ending on the day immediately before the date on which distribution payments commence.
               (ii) Crediting of Interest or Deemed Investment Earnings After Commencement of Installment Distributions. With respect to distributions subject to this Section 4.4(b), if any portion of a Participant’s Account is to be paid pursuant to the Installment Distribution Option, interest shall be credited to the declining balance of the portion of the Participant’s Account subject to this Section 4.4(b)(ii) beginning on the day on which distributions commence and continuing until the final installment distribution is paid. The interest crediting rate for purposes of this Section 4.4(b)(ii) shall be the investment return of the Default Investment for the last calendar year ending prior to the event giving rise to the distribution; provided however, that for events occurring on or after January 1, 2006 that give rise to a distribution, the interest crediting rate hereunder shall be the per annum interest rate equal to the sum of (x) the monthly average of the Moody’s Average Corporate Bond Yield (determined by dividing the sum of the Corporate Bond Yield Averages for each month, as published in Moody’s Bond Survey, by the number of months in the calculation period) for the period described in (i) or (ii) that produces the higher rate: (i) the six-month period ending on the last day of the month that is two months prior to the month during which distributions are to commence, or (ii) the twelve-month period ending on the last day of the month that is two months prior to the month during which distributions are to commence, plus (y) 1%.

ARTICLE V
VESTING
     The amount credited to a Participant’s Account attributable to deferrals of Director’s fees, adjusted for interest and deemed Investment earnings and losses pursuant to Sections 4.3 and 4.4, shall be 100% vested at all times.

ARTICLE VI
DISTRIBUTIONS
     6.1 Form and Time of Distribution.
     (a) Election, Revocation, or Change of Election of the Form of Distribution. Each Participant shall have the right to elect, to revoke, or to change any prior election of the form of distribution at the time and under the rules established by the Board, which rules shall include the provisions of this Article VI. A Participant may elect different forms of distribution, as specified in Section 6.1(b), with respect to the distribution options described in Sections 6.2 (death) and 6.3 (Termination). The initial election of form of distribution with respect to a particular distribution event, if received by SYSCO in proper form prior to or concurrent with the time a Participant first makes an election to defer Director’s fees under this Plan, shall become effective upon receipt, and shall become irrevocable at the time a Participant first makes an election to defer Director’s fees under this Plan. Any election of form of distribution or revocations or changes of election of form of distribution with respect to a distribution event that a Participant makes after he first makes an election to defer Director’s fees under this Plan (such elections, revocations, and changes are referred to collectively herein as “Subsequent Elections”) shall be effective only if the Subsequent Election is received by SYSCO in proper form at least one (1) year prior to the occurrence of the event giving rise to the distribution to which such Subsequent election applies. During the one-year period after a Subsequent Election is received by SYSCO, the Participant’s last effective election, revocation, or change shall remain in force with respect to such distribution event. In addition, with respect to distributions resulting from the Participant’s Termination, the first payment pursuant to such Subsequent Election may not be made within the five (5) year period commencing on the date such payment would have been made or commenced under the last effective election, revocation, or change made by the Participant. Notwithstanding the foregoing provisions of this Section 6.1(a), at such time as the Board shall determine, but no later than December 31, 2007, a Participant may make a Subsequent Election to change the form of distribution of a Participant’s Account, provided that a Subsequent Election made during calendar year 2007 may not (i) apply to any amount that would otherwise be payable during calendar year 2007, and (ii) cause an amount that is otherwise payable after calendar year 2007 to be paid in calendar year 2007; and provided further, that a Subsequent Election made during calendar year 2008 may not: (A) apply to any amount that would otherwise be payable during calendar year 2008, (B) cause an amount that is otherwise payable after calendar year 2008 to be paid in calendar year 2008. Notwithstanding the above, a Subsequent Election shall not apply to any distribution that is otherwise payable within the six-month period following the date of such Subsequent Election.

     (b) Form of Distribution Options Available. The distribution options that may be selected by Participants are as follows:
               (i) a lump-sum payment (the “Lump-Sum Distribution Option”) to the Participant or the Participant’s Beneficiaries of the Participant’s Account in the Deferred Compensation Ledger;
               (ii) equal quarterly or annual (as elected by the Participant) installment payments to the Participant or the Participant’s Beneficiaries of principal and interest for a period of up to 20 years (as elected by the Participant) (the “Installment Distribution Option”); provided, however, if a Participant is entitled to receive a distribution pursuant to Section 6.3 (upon Termination) and elects the Variable Investment Option under Section 4.3(d)(ii), each installment payment amount during the period of distribution (as selected by the Participant) shall be determined as the result of a calculation, to be performed as soon as administratively practicable before the date on which the installment payment is to be made, where (A) is divided by (B); and
     (A) equals the remaining value of the Participant’s Account in the Deferred Compensation Ledger as of the date of such calculation; and
     (B) equals the remaining number of installment payments.
               (iii) a combination of the Lump-Sum Distribution Option and the Installment Distribution Option, whereby a portion of the Participant’s Account in the Deferred Compensation Ledger is distributed in part pursuant to the Lump-Sum Distribution Option, and the balance of the Account is distributed pursuant to the Installment Distribution Option.
     (c) Default Distribution Option. If a Participant does not have an effective election as to form of distribution on file with SYSCO at the time distributions to such Participant are to commence, the Participant shall be conclusively deemed to have elected to receive the balance of the Participant’s Account pursuant to the Installment Distribution Option annually over a period of ten (10) years (the “Default Distribution Option”).
     (d) Payment of Amounts less than $30,000. Notwithstanding any other provision of this Plan, if a Participant’s account balance is less than $30,000 on the date installment distributions to such Participant hereunder would otherwise commence, the distribution shall be made in one lump sum.
     (e) Commencement of Distributions. Distributions pursuant to this Section 6.1 shall commence as soon as administratively feasible after the occurrence of the event giving rise to the distribution, but not later than 90 days after the event giving rise to the distribution; provided, that, in the case of the death of the Participant, distributions shall not commence within the 30 day period following the Participant’s death, provided further, that, in the case of a Participant who has made a Subsequent Election, distributions shall not commence earlier than the time prescribed by Section 6.1(a).
     6.2 Death/Beneficiary Designation. Upon the death of a Participant, the Participant’s Beneficiary or Beneficiaries shall receive, at the time and in the manner provided in Section 6.1, the balance then credited to the Participant’s Account in the Deferred Compensation Ledger. Each Participant, at the time of making his initial deferral election, must file with SYSCO a designation of one or more Beneficiaries to whom distributions otherwise due the Participant shall be made in the event of his death prior to the complete distribution of the amount credited to his Account in the Deferred Compensation Ledger. The designation shall be effective upon receipt by SYSCO of a properly executed form which the Board has approved for that purpose. The Participant may from time to time revoke or change any designation of Beneficiary by filing another approved Beneficiary designation form with SYSCO. If there is no valid designation of Beneficiary on file with SYSCO at the time of the Participant’s death, or if all of the Beneficiaries designated in the last Beneficiary designation have predeceased the Participant or, in the case of entities, otherwise ceased to exist, the Beneficiary shall be the Participant’s spouse, if the spouse survives the Participant, or otherwise the Participant’s estate. A Beneficiary who is an individual shall be deemed to have predeceased the Participant if the Beneficiary dies within 30 days after the date of the Participant’s death. If any Beneficiary survives the Participant but dies or, in the case of an entity, otherwise ceases to exist before receiving all amounts due the Beneficiary from the Participant’s Account, the balance of the amount which would have been paid to that Beneficiary shall, unless the Participant’s designation provides otherwise, be distributed to the individual deceased Beneficiary’s estate or, in the case of a Beneficiary which is an entity, to the Participant’s spouse, if the spouse survives the Participant, or otherwise to the Participant’s estate. Any Beneficiary designation which designates any person or entity other than the Participant’s spouse must be consented to in writing by the Participant’s spouse in a form acceptable to the Board in order to be effective.
     6.3 Termination Distributions . Upon the Participant’s Termination, the Participant shall receive, at the time and in the manner provided in Section 6.1, the amount credited to the Participant’s Account in the Deferred Compensation Ledger.
     6.4 Hardship Withdrawals. Any Participant may request a hardship withdrawal to satisfy an “Unforeseeable Emergency.” No hardship withdrawal can exceed the lesser of the amount credited to the Participant’s Account or the amount reasonably needed to satisfy the Unforeseeable Emergency. Whether an Unforeseeable Emergency exists and the amount reasonably needed to satisfy such emergency shall be determined by the Board based upon the evidence presented by the Participant and the rules established in this Section 6.4. If a hardship withdrawal is approved by the Board, it shall be paid within 10 days of the Board’s determination. For purposes of this Plan, an Unforeseeable Emergency means: (a) a severe financial hardship to the Participant resulting from an illness or accident of the Participant or of a dependent (as defined in Section 152(a) of the Code) of the Participant, (b) the loss of the Participant’s property due to casualty, or (c) another similar extraordinary and unforeseeable circumstance arising as a result of events beyond the control of the Participant. The circumstances that constitute a hardship shall depend upon the facts of each case, but, in any case, amounts distributed with respect to an Unforeseeable Emergency shall not exceed the amount necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such emergency is or may be relieved: (i) through reimbursement or compensation by insurance or otherwise (other than compensation that would otherwise be available to the Participant from either a tax-qualified plan or another non-qualified deferred compensation plan (irrespective of whether such non-qualified deferred compensation plan is subject to Section 409A)), (ii) by liquidation of the Participant’s assets, to the extent the liquidation of such assets will not itself cause severe financial hardship, or (iii) by additional compensation that may be available to such Participant by reason of a cancellation of deferrals under Section 3.3 of this Plan. Foreseeable needs for funds, such as the need to send a Participant’s child to college or the desire to purchase a home, shall not be considered to be an Unforeseeable Emergency.
     6.5 Payments upon Income Inclusion Under Section 409A. It is intended that the provisions of this Plan shall comply with the requirements of Section 409A; however, if it is determined that the provisions of this Plan do not comply with the requirements of Section 409A and a Participant is required to include in income amounts otherwise deferred under this Plan, the Participant shall be entitled, upon request, to receive a distribution not to exceed the amount required to be included in income as a result of the failure of the Plan to meet the requirements of Section 409A. Amounts distributable pursuant to this Section 6.5 shall be distributed as soon as administratively feasible, but no later than ninety (90) days after the date of the determination that the Plan does not comply with the requirements of Section 409A.
     6.6 Expenses Incurred in Enforcing the Plan. SYSCO will, in addition, pay a Participant for all legal fees and expenses incurred by him in contesting or disputing his removal from the Board of Directors or in seeking to obtain or enforce any benefit provided by this Plan if the removal occurs in the Plan Year in which a Change of Control occurs or during the next three succeeding Plan Years following the Plan Year in which a Change of Control occurs.
     6.7 Responsibility for Distributions and Withholding of Taxes. The Board or its designee shall furnish information to SYSCO concerning the amount and form of distribution to any Participant entitled to a distribution so that SYSCO may make or cause the Trust to make the distribution required. The Board or its designee shall also calculate the deductions from the amount of the benefit paid under the Plan for any taxes required to be withheld by federal, state, or local government and shall cause them to be withheld.

ARTICLE VII
ADMINISTRATION
     7.1 Powers of the Board. The Board shall have the exclusive responsibility for the general administration of the Plan according to the terms and provisions of the Plan and shall have all powers necessary to accomplish those purposes, including, but not by way of limitation, the right, power, and authority:
     (a) to make rules and regulations for the administration of the Plan;
     (b) to construe all terms, provisions, conditions, and limitations of the Plan;
     (c) to correct any defect, supply any omission, or reconcile any inconsistency that may appear in the Plan in the manner and to the extent it deems expedient to carry the Plan into effect for the greatest benefit of all parties at interest;
     (d) to designate the persons eligible to become Participants;
     (e) to determine all controversies relating to the administration of the Plan, including but not limited to:
     (i) differences of opinion arising between SYSCO and a Participant, except when the difference of opinion relates to the entitlement to, the amount of, or the method or timing of payment of a benefit affected by a Change of Control, in which event, such difference shall be decided by judicial action; and
     (ii) any question it deems advisable to determine in order to promote the uniform administration of the Plan for the benefit of all parties at interest;
     (f) to delegate by written notice any Plan administration duties of the Board to such individual members of the Board, individual employees of SYSCO, or groups of employees of SYSCO, as the Board determines to be necessary or advisable to properly administer the Plan; and
     (g) to designate the investment options treated as Investments for purposes of this Plan.
     7.2 Board Discretion. The Board, in exercising any power or authority granted under this Plan or in making any determination under this Plan, shall perform or refrain from performing those acts pursuant to such authority, using its sole discretion and judgment. By way of amplification and without limiting the foregoing, SYSCO specifically intends that the Board have the greatest possible discretion to construe the terms of the Plan and to determine all questions concerning eligibility, participation, and benefits. Any decision made by the Board or any refraining to act or any act taken by the Board in good faith shall be final and binding on all parties. The Board’s decision shall never be subject to de novo review. Notwithstanding the foregoing, the Board’s decisions, refraining to act or acting is to be subject to judicial review for those incidents occurring during the Plan Year in which a Change of Control occurs and during the next three succeeding Plan Years.
     7.3 Reimbursement of Expenses. The Board shall serve without compensation for its services but shall be reimbursed by SYSCO for all expenses properly and actually incurred in the performance of its duties under the Plan.
     7.4 Indemnification. To the extent permitted by law, members of the Board of Directors, employees of SYSCO, and all agents and representatives of SYSCO shall be indemnified by SYSCO, and saved harmless against any claims resulting from any action or conduct relating to the administration of the Plan, except claims arising from gross negligence, willful neglect, or willful misconduct.

ARTICLE VIII
AMENDMENT AND/OR TERMINATION
     8.1 Amendment or Termination of the Plan. The Board of Directors may amend or terminate this Plan at any time by an instrument in writing.
     8.2 No Retroactive Effect on Account. Absent a Participant’s prior consent, no amendment shall affect the rights of such Participant to the amounts then standing to his credit in his Account in the Deferred Compensation Ledger, to change the method of calculating Investment earnings and losses already accrued prior to the date of the amendment, or to change a Participant’s rights under any provision relating to a Change of Control after a Change of Control has occurred. However, the Board of Directors shall retain the right at any time to change in any manner the method of calculating Investment earnings and losses effective from and after the date of the amendment if it has been announced to the Participants.
     8.3 Effect of Termination. Upon termination of the Plan, the following provisions of this Section 8.3 shall apply:
          (a) No additional amounts shall be credited to any Participant’s Account in the Deferred Compensation Ledger, to the extent that such amounts relate to Director’s fees earned on or after the effective date of the Plan’s termination.
          (b) The Board or its designee may, in its sole discretion, authorize distributions of the balance of the Participant’s Account in the Deferred Compensation Ledger to Participants as a result of the Plan’s termination, provided that:
          (i) All deferred compensation arrangements sponsored by the Company that would be aggregated with this Plan under Section 1.409A-1(c) of the Treasury Regulations if the Participant participated in such arrangements are terminated;
          (ii) No distributions other than distributions that would be payable under the terms of the Plan if the termination had not occurred are made within twelve (12) months of the termination of the Plan;
          (iii) The remaining balances of all Participants’ Accounts after distributions pursuant to Section 8.3(b)(ii), are distributed within twenty-four (24) months of the termination of the Plan; and
          (iv) SYSCO does not adopt a new deferred compensation arrangement at any time within three (3) years following the date of the termination of the Plan that would be aggregated with this Plan under Section 1.409A-1(c) of the Treasury Regulations if the Participant participated in this Plan and the new arrangement.

          (c) Except as otherwise provided in Section 8.3(a) and 8.3(b), on and after the effective date of the Plan’s termination, (i) the Plan shall continue to be administered as it was prior to the Plan’s termination, (ii) all amounts credited the Participant’s Account in the Deferred Compensation Ledger prior to the date of termination shall be payable only under the conditions, at the time, and in the form then provided in this Plan, and (iii) no Participant shall be entitled to a distribution of his Account solely as a result of the Plan’s termination in accordance with the provisions of this Article VIII.

ARTICLE IX
FUNDING
     9.1 Payments Under This Plan Are the Obligation of SYSCO. SYSCO shall pay the benefits due the Participants under this Plan; however, should it fail to do so when a benefit is due, the benefit shall be paid by the trustee of that certain trust established pursuant to Section 9.2. In any event, if the Trust fails to pay for any reason, SYSCO shall remain liable for the payment of all benefits provided by this Plan.
     9.2 Plan Obligations May Be Funded Through Rabbi Trust. It is specifically recognized by both SYSCO and the Participants that SYSCO may, but is not required to, contribute any amount it finds desirable to a so-called “Rabbi Trust,” established to accumulate assets to fund the obligations of SYSCO under this Plan. However, under all circumstances, the rights of the Participants to the assets held in the Trust shall be no greater than the rights expressed in the Plan and the trust agreement governing the Trust. Nothing contained in any trust agreement which creates any funding trust or trusts shall constitute a guarantee by SYSCO that assets of SYSCO transferred to that trust or those trusts shall be sufficient to pay any benefits under this Plan or would place the Participant in a secured position ahead of general creditors should SYSCO become insolvent or bankrupt. Any trust agreement prepared to fund SYSCO’s obligations under the Plan must specifically set out these principles so it is clear in that trust agreement that the Participants in this Plan are only unsecured general creditors of SYSCO in relation to their benefits under this Plan.
     9.3 Reversion of Excess Assets. SYSCO may at any time request the record keeper for the Plan to determine the present Account balance, taking into account credits and debits arising from the deemed Investment earnings and losses in accordance with Section 4.3 and interest credited pursuant to Section 4.4, as of the month end coincident with or next following the request, of all Participants and Beneficiaries of deceased Participants for which SYSCO is or will be obligated to make payments under this Plan. If the fair market value of the assets held in the Trust, as determined by the Trustee as of that same date, exceeds the total of the accrued benefits of all Participants and Beneficiaries by 25%, SYSCO may direct the trustee to return to it all of the excess funds. However, if there has been a Change of Control, for the purpose of determining if there are excess funds, all contributions made prior to the Change of Control shall be subtracted from the fair market value of the assets held in the Trust as of the determination date but before the determination is made.
     9.4 Participants Must Rely Only on General Credit of SYSCO. It is also specifically recognized by both SYSCO and the Participants that this Plan is only a general corporate commitment and that each Participant must rely upon the general credit of SYSCO for the fulfillment of its obligations hereunder. Under all circumstances the rights of Participants to any asset held by SYSCO shall be no greater than the rights expressed in this Plan. Nothing contained in this Plan shall constitute a guarantee by SYSCO that the assets of SYSCO will be sufficient to pay any benefits under this Plan or would place the Participant in a secured position ahead of general creditors of SYSCO. Though SYSCO has established and may fund a Rabbi Trust, as indicated in Section 9.2, to accumulate assets to fulfill its obligations, the Plan and any such trust shall not create any lien, claim, encumbrance, right, title or other interest of any kind whatsoever in any Participant in any asset held by SYSCO, contributed to any such trust or otherwise designated to be used for payment of any of its obligations created in this Plan. No specific assets of SYSCO have been or will be set aside, or will in any way be transferred to any trust or will be pledged in any way for the performance of SYSCO’s obligations under this Plan which would remove such assets from being subject to the general creditors of SYSCO.

ARTICLE X
MISCELLANEOUS
     10.1 Limitation of Rights. Nothing in this Plan shall be construed:
     (a) to give any member of the Board of Directors any right to be designated a Participant in the Plan;
     (b) to give a Participant any right with respect to the fee or compensation deferred, the deemed Investment earnings and losses, or the interest credited in the Deferred Compensation Ledger, except in accordance with the terms of this Plan;
     (c) to limit in any way the right of SYSCO to remove a Participant from the Board of Directors at any time;
     (d) to evidence any agreement or understanding, expressed or implied, that SYSCO shall retain a Participant as a member of the Board of Directors for any particular remuneration; or
     (e) to give a Participant or any other person claiming through him any interest or right under this Plan other than that of any unsecured general creditor of SYSCO.
     10.2 Distributions to Incompetents or Minors. Should a Participant become incompetent or should a Participant designate a Beneficiary who is a minor or incompetent, the Board is authorized to pay the funds due to the parent of the minor or to the guardian of the minor or incompetent or directly to the minor or to apply those funds for the benefit of the minor or incompetent in any manner the Board determines in its sole discretion.
     10.3 Nonalienation of Benefits. No right or benefit provided in this Plan shall be transferable by the Participant except, upon his death, to a named Beneficiary as provided in this Plan. No right or benefit under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge the same shall be void. No right or benefit under this Plan shall in any manner be liable for or subject to any debts, contracts, liabilities or torts of the person entitled to such benefits. If any Participant or any Beneficiary becomes bankrupt or attempts to anticipate, alienate, sell, assign, pledge, encumber or charge any right or benefit under this Plan, that right or benefit shall, in the discretion of the Board, cease. In that event, the Board may have SYSCO hold or apply the right or benefit or any part of it to the benefit of the Participant or Beneficiary, his or her spouse, children or other dependents or any of them in any manner and in any proportion the Board believes to be proper in its sole and absolute discretion, but is not required to do so.

     10.4 Reliance Upon Information. The Board shall not be liable for any decision or action taken in good faith in connection with the administration of this Plan. Without limiting the generality of the foregoing, any decision or action taken by the Board when it relies upon information supplied to it by any officer of SYSCO, SYSCO’s legal counsel, SYSCO’s independent accountants, or other advisors in connection with the administration of this Plan shall be deemed to have been taken in good faith.
     10.5 Severability. If any term, provision, covenant or condition of the Plan is held to be invalid, void or otherwise unenforceable, the rest of the Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
     10.6 Notice. Any notice or filing required or permitted to be given to SYSCO, the Board or a Participant shall be sufficient if submitted in writing and hand-delivered or sent by U.S. mail to the principal office of SYSCO or to the residential mailing address of the Participant. Notice shall be deemed to be given as of the date of hand-delivery or if delivery is by mail, as of the date shown on the postmark.
     10.7 Gender and Number. If the context requires it, words of one gender when used in this Plan shall include the other, and words used in the singular or plural shall include the other.
     10.8 Governing Law. The Plan shall be construed, administered, and governed in all respects by the laws of the State of Texas.
     10.9 Effective Date. This Plan shall be operative and effective on January 1, 2005.
     10.10 Compliance with Section 409A.
          The Plan (i) is intended to comply with, (ii) shall be interpreted and its provisions shall be applied in a manner that is consistent with, and (iii) shall have any ambiguities therein interpreted, to the extent possible, in a manner that complies with Section 409A.
     IN WITNESS WHEREOF, SYSCO has executed this document as of January 1, 2005.

SYSCO CORPORATION
By:	/s/ Michael C. Nichols
	Name:	Michael C. Nichols
	Title:	Sr. Vice President, General Counsel and Corporate Secretary

EXHIBIT “A”
INVESTMENT OPTIONS
[Attached]

     Effective January 1, 2005
FIRST AMENDED AND RESTATED
SYSCO CORPORATION 2005
BOARD OF DIRECTORS DEFERRED COMPENSATION PLAN
INVESTMENT OPTIONS
     The following are the “Investments” that are available under the First Amended and Restated 2005 SYSCO Corporation Board of Directors Deferred Compensation Plan:

Options	Manager
Equity Income Trust	T. Rowe Price Associates, Inc.
500 Index B Trust	MFC Global Investment Management
Mid-Value Trust	T. Rowe Price Associates, Inc.
Overseas Equity Trust	Capital Guardian Trust Company
Small Cap Value Trust	Wellington Management Company LLC
Brandes International Equity Fund	Brandes Investment Partners
Frontier Capital Appreciation	Frontier Capital Management Company, LLC
Bond Index B Trust	Declaration Management & Research LLC
Default Investment
     Moody’s Average Corporate Bond Yield, plus 1%, as described in the Plan’s Default Investment definition.